Exhibit 10.14

November 29, 2021

Sean Nathaniel

Re: Transition Agreement

Dear Sean,

This letter sets forth the terms of the transition agreement (the “Agreement”) that CS Disco, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation Date. Your employment with the Company will continue through January 13, 2022, which will become your employment termination date, unless your employment terminates sooner pursuant to Paragraph 2(c) below. Your last day of employment, whenever it occurs, will be the “Separation Date” for purposes of this Agreement. The terms of your employment going forward will be governed entirely by the terms of this Agreement, which shall supersede and replace in entirety the terms of your Amended and Restated Employment Agreement, which was effective upon the effectiveness of the registration statement for the Company’s initial public offering of common stock (the “Employment Agreement”).

2.Transition Period.

a.Duties. Between now and the Separation Date (the “Transition Period”), you will remain as an employee of the Company. Effective as of today, you will no longer serve as Chief Operating Officer; rather, between today and the end of the Transition Period, you will serve in a non-officer capacity, focused on transitioning your responsibilities as requested by the Company, reporting to Michael Lafair. You agree to perform your Transition Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement, which you acknowledge and agree are contractual commitments that remain binding upon you both during and after the Transition Period. Notwithstanding anything to the contrary in the Employment Agreement, you agree that the terms and conditions of employment set forth herein shall not constitute Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement.

b.Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company stock options will continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement. You will not be entitled to any annual bonus for 2021 or 2022.

c.Termination. Nothing in this Agreement alters your employment at-will status. Accordingly, during the Transition Period you are entitled to resign your employment for any reason and the Company may terminate your employment with or without Cause (as defined in the Employment Agreement.

i.If, prior to January 13, 2022, you resign your employment for any reason or the Company terminates your employment for Cause (as defined in the Employment Agreement), then your employment will end immediately, and you will not be eligible for the severance benefits set forth in Section 4 below.

ii.If, prior to January 13, 2022, the Company terminates your employment without Cause (as defined in the Employment Agreement), then your employment will end immediately, and you will remain eligible for the Severance Benefits set forth in Section 4 below (subject to the terms and conditions set forth therein).

3.Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the last day of your employment, subject to standard payroll deductions and withholdings. Because the Company has a nonaccrual PTO/vacation policy, you will not be paid for any accrued PTO/vacation in connection with your separation.

4.Severance Benefits. If you comply fully with all of your legal and contractual obligations to the Company and on the Separation Date, execute and return to the Company the release of claims attached hereto as Exhibit A (the “Separation Date Release”) and allow the Separation Date Release to become effective, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

a.Severance Payment. The Company will pay you a cash payment in an amount equal to six months of your base salary. This severance payment will be paid to you in a lump sum no later than the second regular payroll date following the effective date of the Separation Date Release, but in any event not later than March 15 of the year following the year in which your termination occurs.

b.Health Insurance. If you timely elect continued coverage under COBRA, then the Company will reimburse your COBRA premiums to continue your group medical, dental and vision insurance coverage (including coverage for eligible dependents, if applicable), through the period starting on the Separation Date and ending on the earliest of (i) six months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (the “COBRA Premium Period”). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of reimbursing you for COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Premium Period a fully taxable cash payment equal to the value of your monthly COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Premium Period. Such Special Severance Payment shall end upon expiration of the COBRA Premium Period. You are not obligated to use such Special Severance Payment for COBRA premiums.

1.Stock Options. Vesting of your outstanding stock options and any other equity awards, if any (the “Options”), will cease on the Separation Date. Except as provided in this Agreement, your Options will continue to be governed by the terms of the applicable equity incentive plan, award agreement and other Options documents.

2.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You will not be entitled to the grant of any new equity awards in 2022.

3.Expense Reimbursements. You agree that, within 30 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of your employment, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

4.Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

5.Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation, nor prevent you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment.

6.No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

7.Cooperation and Assistance. You agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

8.Protected Rights. Nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

9.Section 409A. All payments and benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, such payments and benefits are intended to comply with the requirements of

Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment or benefit under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment.

To the extent any expense reimbursement or the provision of any in-kind benefit under the this Agreement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean a Separation from Service.

Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

1.Miscellaneous. This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

[Signature page to follow]

If this Agreement is acceptable to you, please sign and date below and send me the fully signed Agreement.
Sincerely,
CS Disco, Inc.

By: /s/ Michael Lafair
Michael Lafair, Chief Financial Officer

Exhibit A: Separation Date Release

Understood, Accepted and Agreed:

/s/ Sean Nathaniel
Sean Nathaniel

November 29, 2021
Date

Exhibit A

SEPARATION DATE RELEASE

(To be signed and returned to the Company on the Separation Date)

My employment with CS Disco, Inc. (“Company”) ended in all capacities on _______ (the “Separation Date”). I hereby confirm that I have been paid all compensation owed to me by Company for all hours worked; I have received all leave and leave benefits and protections for which I was eligible, pursuant to Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

If I choose to enter into this Release and allow it to become effective by its terms, Company will provide me with severance benefits pursuant to the terms of the Transition Agreement between me and Company (the “Agreement”). I understand that I am not entitled to such severance benefits unless I return this fully-executed Release to Company on the Separation Date, allow this Release to become fully effective and non-revocable by its terms, and otherwise remain in compliance with all of my legal and contractual obligations to Company. (Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.)

In exchange for the severance benefits under my Agreement, I hereby generally and completely release Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release, including but not limited to claims arising from or in any way related to my employment with Company or the termination of that employment (collectively, the “Released Claims”). By way of example, the Released Claims include, but are not limited to: (1) all claims related to my compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and Texas state law.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) claims arising after the date on which I sign this Release; (2) claims for reimbursement of properly incurred business expenses through the Separation Date submitted to Company for reimbursement within 30 days after the Separation Date; (3) rights I may have as a Company shareholder; (4) claims for or rights to indemnification pursuant to this Agreement, the Company’s articles of incorporation and bylaws, any fully executed indemnification agreement with Company, insurance policy(ies) or applicable law; and (5) claims which cannot be waived as a matter of law. I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding (except for such benefits with respect to proceedings before the Securities and Exchange Commission). I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or may have, against any parties released above, that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (1) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release; (2) I have been advised that I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (3) I have been given 21 days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven days following my execution of this Release to revoke my acceptance of it (with such revocation to be delivered in writing to the Chair of the Board within the seven-day revocation period); and (5) this Release will not be effective until the date upon which the revocation period has expired without revocation, which will be the eighth day after I sign it (“Effective Date”).

I further agree: (1) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceedings against Company, its affiliates, officers, directors, employees or agents; and (2) to reasonably cooperate with Company by voluntarily (without legal compulsion) providing accurate and complete information, in connection with Company’s actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or omissions that occurred during my employment with Company. I hereby certify that I have returned (or if not capable of return, deleted), without retaining any reproductions (in whole or in part), all information, materials and other property of Company, including but not limited to any embodiment (in any medium) of any confidential or proprietary information of Company (including but not limited to any such embodiments on any personally-owned electronic or other storage device such as a cellular phone).

This Release, together with the Agreement (including all Exhibits and documents incorporated therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between me and Company with regard to this subject matter. Notwithstanding anything in this Agreement to the contrary, insofar as any stock options, grants, or award agreements contemplate certain rights and obligations that are not extinguished by termination of employment, those rights and obligations shall continue notwithstanding this Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

Reviewed, Understood and Agreed:

By: Date:
Sean Nathaniel